Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2024 relating to the financial statements of Bally’s Corporation and the effectiveness of Bally’s Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bally’s Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY
April 12, 2024